EXHIBIT 2.1

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), is made and entered into as of February 13, 2020 (the “Amendment Date”), to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 4, 2019, by and among Instructure Holdings, LLC, formerly known as PIV Purchaser, LLC, a Delaware limited liability company (“Parent”), PIV Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Instructure, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into the Merger Agreement on December 4, 2019;

WHEREAS, Section 8.4 of the Merger Agreement provides that at any time prior to the Effective Time, the parties thereto may modify, supplement or amend the Merger Agreement, by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof));

WHEREAS, each of Parent, Merger Sub and the Company desires to amend certain terms of the Merger Agreement as set forth this Amendment and to make certain representations, warranties, covenants and agreements in connection with this Amendment;

WHEREAS, concurrently with the execution of this Amendment, and as a condition and inducement to the Company’s willingness to enter into this Amendment, Parent and Merger Sub have delivered an amended and restated commitment letter between Parent and the Guarantor, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (as amended, restated, supplemented, modified or waived from time to time in accordance with its terms, the “Equity Commitment Letter”).

WHEREAS, the respective boards of directors or other governing body of each of Parent, Merger Sub and the Company have approved the Merger on the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Amendment, and have approved and declared advisable the Merger Agreement, as amended by this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.    Merger Consideration. Section 2.7(a)(ii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to ~~$47.60~~ $49.00, without interest thereon, subject to any required withholding of Taxes (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and”

2.    Company Stockholder Meeting. Section 6.4 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(a)    Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of NYSE to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the ~~mailing of the Proxy Statement to the Company Stockholders~~ filing of the supplement to the Proxy Statement and the Other Required Company Filings required to be filed by the Company in connection with the Amendment for the purpose of obtaining the Requisite Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders; provided that the Company Stockholder Meeting shall not be held later than 45 days after the SEC Clearance Date. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.”

(b)    Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent); ~~or~~ (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff, (iii) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders or (iv) if the Company reasonably believes, after consultation with Parent, it is necessary or advisable to solicit additional votes in order to obtain the Requisite Stockholder Approval; provided that any postponed or adjourned Company Stockholder Meeting will be for a date no later than two Business Days prior to the Termination Date. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholder Meeting even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.”

3.    Parent Vote. Section 6.18 of the Merger Agreement is hereby amended to insert the following after the last sentence therein:

“Immediately following execution of Amendment No. 1 to this Agreement, dated as of February 13, 2020 (the “Amendment”), Parent, in its capacity as sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger, as amended by the Amendment, in accordance with the DGCL.”

4.    Certain Interpretations. Section 1.13 of the Merger Agreement is hereby amended to add the following as a new subsection (s):

“(s) Each reference to “herein”, “hereof,” “hereunder,” “hereby,” and “this Agreement” shall, from and after the date of the Amendment, refer to the Merger Agreement, as amended by the Amendment. Each reference herein to “the date of the Amendment” shall refer to February 13, 2020 and each reference to the “date of this Agreement”, the “date hereof”, “concurrently with the execution and delivery of this Agreement” and similar references shall refer to December 4, 2019.”

5.    Representations and Warranties.

(a)    Company. The Company hereby represents and warrants to Parent and Merger Sub that:

i.    The Company has the requisite corporate power and authority to (a) execute and deliver this Amendment; (b) perform its covenants and obligations under the Merger Agreement, as amended by this Amendment; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger.

ii.    The execution and delivery of this Amendment by the Company, the performance by the Company of its covenants and obligations under the Merger Agreement, as amended by this Amendment, and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (a) the execution and delivery of this Amendment by the Company; (b) the performance by the Company of its covenants and obligations under the Merger Agreement, as amended by this Amendment; or (c) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger.

iii.    This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations.

iv.    The Company Board has unanimously (a) determined that the Merger Agreement, as amended by this Amendment, is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Amendment and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Amendment; (b) approved the execution and delivery of the Amendment by the Company, the performance by the Company of its covenants and other obligations under the Merger Agreement, as amended by this Amendment, and the consummation of the Merger upon the terms and conditions set forth in the Merger Agreement, as amended by this Amendment; and (c) resolved to recommend that the Company Stockholders adopt the Merger Agreement, as amended by this Amendment, and approve the Merger in accordance with the DGCL.

(b)    Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that:

i.    Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Amendment; (b) perform its covenants and obligations under the Merger Agreement, as amended by this Amendment; and (c) consummate the Merger.

ii.    The execution and delivery of this Amendment by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations under the Merger Agreement, as amended by this Amendment and the consummation of the Merger have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Amendment by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations under the Merger Agreement, as amended by this Amendment; or (iii) the consummation of the Merger.

iii.    This Amendment has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its term, subject to the Enforceability Limitations.

iv.    Parent has delivered to the Company a true, correct and complete copy of the Equity Commitment Letter (in the form delivered by Parent to the Company as of the Amendment Date), pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein solely for the purpose of funding the Closing Payments. As of the Amendment Date, except in accordance with the terms of the Equity Commitment Letter (in the form delivered by Parent to the Company as of the Amendment Date), (A) the Equity Commitment Letter, and the terms of the Equity Financing have not been amended or modified as of the Amendment Date (B) no such amendment or modification is contemplated; and (C) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter (in the form delivered by Parent to the Company as of the Amendment Date). Other than as set forth in the Equity Commitment Letter (in the form delivered by Parent to the Company as of the Amendment Date), there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing. The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter (in the form delivered by Parent to the Company as of the Amendment Date) will be, in the aggregate, sufficient to make the payment of the Required Amount. As of the Amendment Date, the Equity Commitment Letter (in the form delivered by Parent to the Company as of the Amendment Date), is in full force and effect and constitutes the legal, valid and binding obligations of Parent, Merger Sub and the Guarantor, as applicable, enforceable against Parent, Merger Sub and the Guarantor, as applicable, in accordance with its terms, subject to the Enforceability Limitations. Other than as expressly set forth in the Equity Commitment Letter (in the form delivered by Parent to the Company as of the Amendment Date), there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which the Guarantor, Parent or Merger Sub, or any of their respective Affiliates, is a party. As of the Amendment Date, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent, Merger Sub or the Guarantor pursuant to the Equity Commitment Letter (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder). As of the Amendment Date, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder). As of the Amendment Date, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case pursuant to and in accordance with the terms of the Equity Commitment Letter.

v.    Neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of the Guarantor or any of its Affiliates), director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than the Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

6.    Confirmation of Merger Agreement. Other than as expressly modified pursuant to this Amendment, all of the terms, covenants and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

7.    Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

8.    General Provisions. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

INSTRUCTURE HOLDINGS, LLC

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	President and Assistant Secretary

PIV MERGER SUB, INC.

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	President and Assistant Secretary

[Signature Page to Amendment No. 1 to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

INSTRUCTURE, INC.

By:	/s/ Matthew Kaminer
Name:	Matthew Kaminer
Title:	Chief Legal Officer

[Signature Page to Amendment No. 1 to the Agreement and Plan of Merger]